Exhibit 99.1

Media Contact:  Roy L. Morrow (216) 383-4893

Roy_Morrow@lincolnelectric.com

Investors Contact:  Earl L. Ward (216) 383-5067

Earl_Ward@lincolnelectric.com

Lincoln Electric to Acquire Russian Welding Consumables Manufacturer

CLEVELAND, Ohio, U.S.A., October 27, 2010 -- Lincoln Electric Holdings, Inc. (the “Company”) (Nasdaq: LECO) today announced that it has signed a definitive agreement to acquire Mezhgosmetiz-Mtsensk OAO (“MGM”), a privately-held welding wire manufacturer based in the Orel region of Russia.  The acquisition will provide Lincoln its first manufacturing operation in Russia as well as established distribution channels to serve the growing Russian and Commonwealth of Independent States (CIS) welding markets.  Terms were not disclosed.  The acquisition has been approved by the Russian Federation regulatory agencies and is expected to close October 29, 2010.

MGM has annual sales of approximately $30 million and employs over 200 people.

“Lincoln already has solid brand recognition and market presence in Russia through imports of our high technology welding products for the energy and infrastructure segments,” said John M. Stropki, Chairman and Chief Executive Officer.  “MGM, with its broad line of premium quality solid wire and stick electrode product offerings, combined with an extensive distribution network, will complement our imported products offering and significantly expand our commercial presence in the region.

“We have been impressed with the professionalism and skill of the company’s people, as well as its strong R&D capability, and we believe MGM will be an excellent contributor to Lincoln’s strategic growth.”

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market.  Headquartered in Cleveland, Ohio, Lincoln has 37 manufacturing locations, including operations and joint ventures in 18 countries and a worldwide network of distributors and sales offices covering more than 160 countries.  For more information about Lincoln Electric, its products and services, visit the Company’s Web site at http://www.lincolnelectric.com.

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Lincoln Electric to Acquire Russian Welding Consumables Manufacturer	-2-

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current expectations and involve a number of risks and uncertainties.  Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results both prior and subsequent to closing the above-mentioned transaction.  The factors include, but are not limited to: uncertainties arising prior to closing that may impact consummation of the transaction; regulatory clearances; and the success of post-closing integration efforts.

More generally, the Company’s operating results may also vary from forward-looking statements due to the following factors: the effectiveness of operating initiatives; general economic and market conditions; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general.  For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

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